EXHIBIT 5

[OMM Letterhead]

May 18, 2015

Hancock Fabrics, Inc.

One Fashion Way

Baldwyn, MS 38824

Re:       Registration of Securities of Hancock Fabrics, Inc.

Ladies and Gentlemen:

In connection with the registration of up to 3,012,840 shares of Common Stock of Hancock Fabrics, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), and additional common stock purchase rights pursuant to the Amended and Restated Rights Agreement, as amended through March 20, 2006 and as subsequently amended by Amendment No. 2 to the Amended and Restated Rights Agreement, dated March 20, 2006, and by the Amendment to the Amended and Restated Rights Agreement, dated as of November 13, 2009, between the Company and Continental Stock Transfer & Trust Co., as Rights Agent (the “Rights”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, (1) 2,520,042 of such Shares and related Rights to be issued or delivered pursuant to the Hancock Fabrics, Inc. 2001 Stock Incentive Plan (the “Plan”), and (2) 492,798 of such Shares and related Rights to be issued or delivered pursuant to certain awards granted under the Company’s equity incentive plans identified in the accompanying Reoffer Prospectus (the “Reoffer Prospectus Awards”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)	the Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company;

(2)	when issued in accordance with such authorization and the provisions of the Plan or the applicable Reoffer Prospectus Award, the Rights will be validly issued; and

(3)

when issued in accordance with such authorization and the provisions of the Plan or the applicable Reoffer Prospectus Award, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan or the applicable Reoffer Prospectus Award and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP